EXHIBIT 99.1

American Telecom Services Reports $6.9 million in Sales for
Third Quarter of Fiscal 2007

Company Reports Sales from Repeat Orders from Existing Customers with Products Now Sold In Over 13,000 Locations

Contact: Company Bruce Hahn, CEO (310) 871-9904 (404) 261-7466 Bruce.Hahn@atsphone.com	Investors: Brett Maas Hayden Communications (646) 536-7331 brett@haydenir.com

FOR IMMEDIATE RELEASE

CITY OF INDUSTRY, Calif., May 21, 2007/PRNewswire-FirstCall/ -- American Telecom Services Inc. (Amex: TES - News), a provider of converged communications solutions today announced financial results for the third fiscal quarter ended March 31, 2007.

The Company announced gross revenues for the third quarter of $6.9 million, down 30% sequentially versus $9.9 million in the second quarter of fiscal year 2007. Net revenues, which include certain reductions for returns, approximately $3.0 million of promotional expenses (including recognizing the expense for a revision of a prior period estimate of $1.6 million resulting from better than expected sales of our products at retail) were $3.0 million, down 60% compared to the second fiscal quarter net revenue of $7.4 million. This sequential decrease in revenues reflects the impact of the holiday selling season in the previous quarter.

The cost of sales, for the quarter was $4.2 million. Excluding all promotional costs from revenue, adjusted gross margins were 30.7% in the third quarter, compared to 27.5% in the second quarter. The increase in gross margin on adjusted net revenues compared to the previous period was primarily due to the Company’s management of product costs and increased supply chain efficiency. As reported, GAAP gross margin was (41.1%) in the third quarter, compared to 7.5% in the prior quarter. The (41.1%) margin as reported in the third quarter includes the expense associated with the above-mentioned revision of a prior period estimate. Adjusting to remove that revision from current results, reported gross margin would have been 7.5% in the third quarter. GAAP requires that certain promotional expenses be recognized as a reduction in revenue. See Exhibit 3.

Total rebates represented 31% of the Company’s gross sales in the third quarter, down sequentially from 44% in the prior quarter, considering the effect of the revised estimate by lowering the third quarter rebates expense by $1.6 million and recognizing that expense in the second quarter. The Company has expanded its rebate program to require activation of service to all products and accounts, which management believes will lead to increased service activations, an upward trend in recurring revenue and a possible reduction in redemption.

General and administrative expenses for the third fiscal quarter this year were approximately $1.6 million, an increase of 14% from the $1.4 million reported in the second fiscal quarter of 2007. The increase is related to expansion of the Company’s operations to support current and forecasted growth, and also included non-cash charges related to equity compensation of approximately $0.1 million and certain non-recurring charges in the quarter of approximately $0.1.

Total selling expenses were $5.4 million (inclusive of $2.4 million of expense related to promotional rebates not allocated to revenue), compared to $2.9 million in the second fiscal quarter of 2007. On a non GAAP basis, had the $1.9 million of rebates reported in the second quarter been included in selling expense in Q2, the total selling expense would have been $4.8 million in that period.

Total operating expenses were $7.0 million, inclusive of $2.4 million of rebates not allocated to revenue. This is an increase of 63% compared to the $4.3 million in the second quarter of fiscal 2007. On a non-GAAP basis, had the $1.9 million of rebates that were reported in revenue in Q2 been included in operating expense in Q2, the total operating expenses in Q2 would have been $6.2 million. This non-GAAP change would have produced a 13% increase in operating expense from Q2 to Q3.

Net loss for the quarter was $8.2 million, or $(1.30) per basic and fully diluted share (based on 6.5 million common shares) compared to a net loss of $3.8 million, or $(0.58) per basic and fully diluted share (based on 6.5 million common shares) for the second fiscal quarter of 2007.

On a proforma basis, reducing the expense in the current quarter and increasing the expense in the prior quarter by recognizing the value of the estimate revision ($2.4 million, in total), net loss in the third quarter would have been $5.8 million compared to $6.2 in the second quarter.

Management believes these proforma adjustments are valuable to convey the results of the operations because it allows for a clearer and more accurate representation of the way management measures its control of costs and supply chain efficiency as the company grows. Management regards rebates as promotional expenses that should be classed in selling expenses.

The Company ended its third quarter with $8.2 million in cash and cash equivalents compared to $1.4 million in cash and cash equivalents as of December 31, 2006. Working capital was $12.9 million as of March 31, 2007, up from $9.8 million as of December 31, 2006. The increase in cash and cash equivalents was a the result of the inflow of proceeds of the Preferred Stock offering partially offset by the consumption of cash to purchase inventory, to support our marketing and development efforts and to fund operations.

The Company completed a $12.5 million private placement on January 31, 2007 with investors including Credit Suisse, SIAR Capital and Benchmark Capital as well as members of the board of directors.

Additionally, the Company’s financial position was further augmented by an asset-based open-ended line of credit that was secured in the quarter from CIT Commercial Services, a division of CIT Group. As of March 31, 2007, the Company had not taken any borrowings against the CIT credit facility as it had not yet been required. This stronger capital base will allow the Company to produce inventory with longer lead times and minimize the use of off-the-shelf chipsets in the future.

“We continue to see positive trends in all aspects of our business,” commented Bruce Hahn, Chief Executive Officer of American Telecom Services, Inc. “Our customers are committed to carrying an increased number of our products, we expanded the number of channels that carry our products, and we continue to have robust sell-through as well as a steady increase in service activations. After several quarters of continued product expansion and sales growth, we’ve experienced three positive trends in this quarter: First, our rebates are down as a percentage of sales as a result of the phased in addition of service activation as a requirement for redemption; second, service activations are up as a result of the new rebate requirements as well as continued consumer acceptance; third, the increase in activations has created an upward trend in rechargeable service revenue as we now focus on our recurring revenue programs.”

Teleconference Information

The Company will host a conference call at 5:00 p.m. ET on Monday, May 21, 2007 to discuss these results. Interested participants should dial 1-877-493-9121 when calling within the United States or 1-973-582-2750 when calling internationally. There will be a playback of the call available until 11:59 p.m. May 28, 2007. To listen to the playback, please call 1-877-519-4471 when calling within the United States or 1-973-341-3080 when calling internationally. Please use pass code 8750725 for the playback. This call is being webcast by ViaVid and can be accessed online at http://viavid.net/dce.aspx?sid=00003E86.

About American Telecom Services

American Telecom Services, a leader in converged communications solutions, provides consumers “Good Reasons to Pick up the Phone.” American Telecom Services combines state-of-the-art telephones bundled with a variety of pre-paid long distance and Voice over Internet Protocol (VoIP or Internet Phone) calling plans designed to save consumers up to 60% on long distance costs. The Company offers the only home phones bundled with Pay N’ Talk prepaid residential long-distance services powered by IDT Telecom (patent-pending) and is the only provider of DigitalClear™ Internet phones that include an adapter and router built right into the base of the phones (patent-pending); Just “Plug In & Save!” The DigitalClear product line offers consumers the opportunity to save up to $500 on their phone services using Internet Phone technology supplied by leading technology providers. Consumers can select phones bundled with SunRocket services, and enjoy SunRocket’s Bottom-Line

Pricing℠ with plans free of bogus charges, tacked-on fees, and other unpleasant surprises that normally show up on phone bills. Consumers can also chose phones bundled with Lingo Internet phone service and enjoy one of the most affordable U.S. Internet phone services. Consumers who do not possess high-speed Internet service at home, all DigitalClear products also include a high speed Internet offer from Broadband National, creating a “One Box Solution” to be sold at retail. American Telecom Service’s products are available nationally at more than 13,000 retail locations. More company and product information is available at www.atsphone.com

Safe Harbor Statement

Any statements in this press release that are not historical facts are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. In some cases, you can identify those forward-looking statements by words such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue” or the negative of those words and some other comparable words. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from historical results or those the Company anticipates. Factors that could cause actual results to differ from those contained in the forward-looking statement include, but are not limited to, those risks and uncertainties described in the Company’s prospectus dated December 11, 2006 and the other reports and documents the Company files from time to time with the Securities and Exchange Commission. Statements included in this press release are based upon information known to the Company as of the date of this press release, and the Company assumes no obligation to (and expressly disclaims any such obligation to) publicly update or alter its forward-looking statements made in this press release, whether as a result of new information, future events or otherwise, except as otherwise required by applicable federal securities laws.

Exhibit 1

	For the three months ended March 31 2007 (Unaudited)	For the three months ended March 31 2006 (Unaudited)	For the nine months ended March 31, 2007 (Unaudited)	For the nine months ended March 31, 2006 (Unaudited)

Gross Revenue	$6,868,998	$126,249	$21,312,410	$453,546
Rebates	(2,172,457)		(4,591,362)	(9,429)
Other Promotional Allowances	(918,606)		(1,066,524)
Provision for Sales Returns	(796,584)	(8,358)	(1,516,095)	(17,857)
Net Revenue	2,981,351	117,891	14,138,429	426,260

Costs of sales	4,206,373	105,778	14,029,389	337,375

Gross profit(loss)	(1,225,022)	12,113	109,040	88,885

Operating Expenses:
Selling, marketing and development	5,419,264	428,063	9,365,283	882,497
General and administrative	1,593,215	605,363	4,463,350	1,277,445

Total expenses	7,012,479	1,033,426	13,828,633	2,159,942

Operating loss	(8,237,501)	(1,021,313)	(13,719,593)	(2,071,057)

Other expenses (income):
Interest expense and bank charges	8,333	—	32,866	29,058
Interest income	(68,161)	(62,828)	(184,866)	—
Amortization of debt discounts and
debt issuance costs	—	2,220,275	—	2,424,366
	-	—	—	-
Loss before provision for income taxes	(8,177,673)	(3,178,760)	(13,567,593)	(4,524,481)

Provision for income taxes	—	—	—	—

Net loss	$(8,177,673)	$(3,178,760)	$(13,567,593)	$(4,524,481)

Preferred stock dividends	(169,355)	—	(169,355)	—
Accretion of redeemable preferred stock	(133,355)	—	(133,355)	—

Net loss attributed to common stockholders	$(8,480,383)	$(3,178,760)	$(13,870,303)	$(4,524,481)

Net loss per common share:
Basic and diluted	$(1.30)	$(0.71)	$(2.13)	$(1.60)

Weighted average shares outstanding:
Basic and diluted	6,502,740	4,495,002	6,502,740	2,819,526

Exhibit 2

	March 31, 2007	June 30, 2006
ASSETS	(Unaudited)
Current assets:
Cash and cash equivalents	$8,216,286	$12,372,765
Accounts receivable, net	5,787,486	1,060,968
Prepaid expenses	1,632,489	808,523
Inventory	3,001,197	2,181,019
Total current assets	18,637,458	16,423,275

Property and equipment, net	296,178	174,880
Deposit and other assets	91,254	75,391
Total assets	$19,024,890	$16,673,546

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,691,292	$372,916
Accrued expenses (Note 3)	4,022,866	987,777
Accrued financing costs	—	—
Deferred revenue	—	—

Total current liabilities	5,714,158	1,360,693

Redeemable convertible preferred stock, $0.01 par value, 5,000 shares authorized, 5,000 shares issued and outstanding (liquidation value of $12,669,355) (Note 3)	7,365,758	-

Convertible notes, net including interest payable of $0 and $75
(Note 9)	—	—
Total liabilities	5,714,158	1,360,693
Commitments (Note 5 )

Stockholders’ equity (Notes 3 and 6) :
Preferred stock, $.001 par value, authorized 5,000,000
shares, issued and outstanding -0- shares	—	—
Common stock, $.001 par value, 40,000,000 shares authorized;
6,502,740 shares and 6,502,740 shares issued and
outstanding, respectively	6,503	6,503
Additional paid-in capital	25,439,415	21,239,702
Accumulated deficit	(19,500,945)	(5,933,352)

Total stockholders’ equity	5,944,973	15,312,853

Total liabilities and stockholders’ equity	$19,024,890	$16,673,546

Exhibit 3
	Three Months Ended		Nine Months Ended
GAAP to Adjusted Net Revenue	3/31/2007	3/31/2006	3/31/2007	3/31/2006
Net Revenue	$2,981,351	$117,891	$14,138,429	$426,260
Add Rebates Allocated to Revenue	2,172,457		4,591,362	9,429
Add Promotional Allowance in Revenue	918,606		1,066,524
Adjusted Net Revenue	$6,072,414	$117,891	$19,796,315	$435,689

	Three Months Ended		Nine Months Ended
GAAP to Adjusted Gross Margin	3/31/2007	3/31/2006	3/31/2007	3/31/2006
Gross Margin	$(1,225,022)	$12,113	$109,040	$88,885
as a % of Net Revenue	-41.1%	10.3%	0.8%	20.9%

Add Rebates Allocated to Revenue	2,172,457	—	4,591,362	9,429
Add Promotional Allowance in Revenue	918,606	—	1,066,524	—
Adjusted Gross Margin	$1,866,041	$12,113	$5,766,926	$98,314
as a % of Adjusted Net Revenue	30.7%	10.3%	29.1%	22.6%